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                                                                    EXHIBIT 23.5

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use in this registration statement on Form S-4 of our report dated September 19, 1997 relating to the financial statements of GHX, Incorporated and Subsidiary for the period from January 1, 1997 through June 30, 1997; our report dated March 5, 1999 relating to the financial statements of AWR Acquisition, L.C. for the year ended December 31, 1998; and our report dated March 5, 1999 relating to the financial statements of Blastco Services Company, Inc. for the year ended December 31, 1997, respectively, and to all references to our Firm included in or made a part of this registration statement.

/s/ SIMONTON, KUTAC & BARNIDGE, L.L.P.
Simonton, Kutac & Barnidge, L.L.P.

Houston, Texas
June 22, 2001